As filed with the Securities and Exchange Commission on December 15, 2025

Registration No. 333-212014

Registration No. 333-216750

Registration No. 333-224826

Registration No. 333-231383

Registration No. 333-238133

Registration No. 333-256212

Registration No. 333-264885

Registration No. 333-271877

Registration No. 333-279334

Registration No. 333-287321

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-212014

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-216750

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-224826

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-231383

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-238133

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-256212

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-264885

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-271877

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-279334

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-287321

UNDER

THE SECURITIES ACT OF 1933

Clearside Biomedical, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	45-2437375
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

900 North Point Parkway, Suite 200

Alpharetta, Georgia 30005

(Address of Principal Executive Offices)

2011 Stock Incentive Plan, as amended

Stock Option Awards

2016 Equity Incentive Plan

2016 Employee Stock Purchase Plan

(Full titles of the plans)

George Lasezkay, Pharm.D., J.D.

President and Chief Executive Officer

Clearside Biomedical, Inc.

900 North Point Parkway, Suite 200

Alpharetta, Georgia 30005

(678) 270-3631

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Mark Ballantyne

Paul Alexander

Cooley LLP

11951 Freedom Drive

Reston, VA 20190

(703) 456-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

Clearside Biomedical, Inc., a Delaware corporation (the “Company”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), which have been previously filed with the U.S. Securities and Exchange Commission (the “SEC”), to deregister any and all shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof:

•

Registration File No. 333-212014, filed with the SEC on June 14, 2016, registering 1,261,637 shares of Common Stock reserved for issuance upon the exercise of outstanding stock options granted under the Company’s 2011 Stock Incentive Plan, as amended (the “2011 Plan”); 17,236 shares of common stock reserved for issuance upon the exercise of an outstanding option granted to Richard Croarkin outside of any plan; 1,818,182 shares of common stock reserved for the grant of future stock awards under the Company’s 2016 Equity Incentive Plan (the “2016 Plan”); and 181,818 shares of Common Stock issuable under the Company’s 2016 Employee Stock Purchase Plan (the “2016 ESPP”);

•

Registration File No. 333-216750, filed with the SEC on March 16, 2017, registering 982,921 shares of Common Stock issuable under the 2016 Plan and 245,730 shares of Common Stock issuable under the 2016 ESPP;

•

Registration File No. 333-224826, filed with the SEC on May 10, 2018, registering 1,014,186 shares of Common Stock issuable under the 2016 Plan and 253,546 shares of Common Stock issuable under the 2016 ESPP;

•	Registration File No. 333-231383, filed with the SEC on May 10, 2019, registering 1,284,769 shares of Common Stock issuable under the 2016 Plan;

•	Registration File No. 333-238133, filed with the SEC on May 8, 2020, registering 1,776,534 shares of Common Stock issuable under the 2016 Plan;

•	Registration File No. 333-256212, filed with the SEC on May 17, 2021, registering 2,074,437 shares of Common Stock issuable under the 2016 Plan;

•	Registration File No. 333-264885, filed with the SEC on May 12, 2022, registering 2,388,917 shares of Common Stock issuable under the 2016 Plan;

•	Registration File No. 333-271877, filed with the SEC on May 12, 2023, registering 2,425,593 shares of Common Stock issuable under the 2016 Plan;

•	Registration File No. 333-279334, filed with the SEC on May 10, 2024, registering 2,514,033 shares of Common Stock issuable under the 2016 Plan; and

•	Registration File No. 333-287321, filed with the SEC on May 15, 2025, registering 3,063,135 shares of Common Stock issuable under the 2016 Plan.

By filing these Post-Effective Amendments, the Company has terminated any and all offerings of its securities pursuant to the Registration Statements. Accordingly, the Company hereby terminates the effectiveness of each Registration Statement and, in accordance with an undertaking made by the Company in Part II of each Registration Statement to remove from registration, by means of post-effective amendment, removes from registration any and all securities of the Company registered for issuance but remain unsold or otherwise unissued under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alpharetta, State of Georgia, on this 15th day of December, 2025.

CLEARSIDE BIOMEDICAL , INC.

By:	/s/ Charles A. Deignan
Charles A. Deignan Chief Financial Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.